Exhibit 2.2

AGREEMENT AND PLAN OF
MERGER AND REORGANIZATION

Agreement of Merger and Plan of Merger and Reorganization dated April 8, 2008 by and between WestCoast Golf Experiences, Inc., a Nevada corporation (“WCGE”) and General Mayhem Acquisition Corp., a Nevada corporation (“GenMay”).

WHEREAS, the Boards of Directors of WCGE and GenMay have resolved that GenMay be merged, under and pursuant to Chapter 92A.180 of the Nevada Revised Statutes, into a single corporation, existing under the laws of the State of Nevada, in which WCGE shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the "Surviving Corporation"); and

WHEREAS, the respective Boards of Directors of WCGE and GenMay have approved the merger upon the terms and conditions hereinafter set forth and have approved this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree in accordance with Chapter 92A.180 of the Nevada Revised Statutes that WCGE and GenMay shall be, at the Effective Date (as hereinafter defined), merged (the “Merger”) into a single corporation existing under the laws of the State of Nevada, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following terms and conditions relating to the Merger.

1.           Stockholders Meetings; Filings; Effects of Merger

1.1.           Action by WCGE.  On or before April 8, 2008, the directors of WCGE shall adopt this Agreement unanimously in accordance with the Nevada Revised Statutes.

1.2.           Action by GenMay.  On or before April 8, 2008, the directors of GenMay shall adopt this Agreement unanimously in accordance with the Nevada Revised Statutes.

1.3           Filing of Certificate of Merger; Effective Date.  If (a) this Agreement is adopted by the directors of WCGE, in accordance with the Nevada Revised Statutes, (b) this Agreement is adopted by the directors of GenMay, in accordance with the Nevada Revised Statutes, and (c) this Agreement is not thereafter, and has not theretofore been terminated or abandoned as permitted by the provisions hereof, than Articles of Merger shall be filed and recorded in accordance with Chapter 92A.180 of the Nevada Revised Statutes.  The Merger shall become effective on April 8, 2008, which date and time are herein referred to as the "Effective Date."

1.4.           Certain Effects of Merger.  On the Effective Date, the separate existence of GenMay shall cease, and GenMay shall be merged into WCGE which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of GenMay; and all the rights, privileges, powers, and franchises of GenMay, and all property, real, personal, and mixed, and all debts due to GenMay on whatever account, as well for stock subscriptions and all other things in action or belonging to GenMay, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and each and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of GenMay, and the title to any real estate vested by deed or otherwise, under the laws of Nevada or any other jurisdiction, in GenMay, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of GenMay shall be preserved unimpaired, and all debts, liabilities, and duties of GenMay shall thenceforth attach to the Surviving Corporation, which may, in the name of GenMay, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all GenMay's property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

Furthermore, WCGE will assume all franchise tax liabilities of GenMay with respect to the State of Nevada.

2.           Surviving Corporation

2.1           Name of Surviving Corporation.  The name of the Surviving Corporation from and after the Effective Date shall be CrowdGather, Inc.

2.2.           By-Laws.  The By-Laws of WCGE, as in effect immediately before the Effective Date, shall be from and after the Effective Date, the By-Laws of the Surviving Corporation until amended as provided therein.

2.3.           Articles of Incorporation.  Except as provided in Section 2.1, the Articles of Incorporation of WCGE, as the same shall be in force, shall continue to be the Articles of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisions of the Nevada Revised Statutes, except Article 1 shall be amended to reflect the new name of “CrowdGather, Inc.”

2.4.           Directors and Officers.  The directors and officers of WCGE in office at the Effective Date shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-Laws of the Surviving Corporation.

3.           Miscellaneous

3.1.           This Agreement of Merger and Plan of Merger and Reorganization may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, and whether before or after approval of this Agreement of Merger and Plan of Merger and Reorganization by the shareholders of WCGE and/or GenMay, by a duly adopted resolution of the Board of Directors of either corporation.

3.2.           For the convenience of the parties hereto and to facilitate the filing of this Agreement of Merger and Plan of Merger and Reorganization, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed by WCGE and GenMay all on the date first above written.

WestCoast Golf Services, Inc.

By:	/s/ Sanjay Sabnani
Name: Sanjay Sabnani
Title: President

General Mayhem Acquisition Corp.

By:	/s/ Sanjay Sabnani
Name: Sanjay Sabnani
Title: President